                                                                     EXHIBIT 4.4
                 PAYMENT, REIMBURSEMENT AND INDEMNITY AGREEMENT


     THIS PAYMENT, REIMBURSEMENT AND INDEMNITY AGREEMENT (this "Agreement") is made as of August 1, 1996, between ADVANCED MICRO DEVICES, INC., a Delaware corporation ("AMD"), and IBJ SCHRODER BANK & TRUST COMPANY, a New York banking corporation ("Schroder"). This Agreement is made with reference to the following facts:

                                    RECITALS
                                    --------

     A. AMD, Bank of America National Trust and Savings Association, as administrative agent ("Bank Agent") and certain financial institutions have entered into that certain Credit Agreement dated as of July 19, 1996, as amended by that certain First Amendment to Credit Agreement dated as of August 7, 1996 (as so amended, the "Credit Agreement"), providing for loans to AMD in the aggregate principal amount of $400,000,000.

     B. United States Trust Company of New York, as trustee ("Indenture Trustee") and AMD have entered into that certain Indenture dated as of August 1, 1996 (the "Indenture") relating to AMD's 11% Senior Secured Notes due 2003 (the "Senior Secured Notes") issued in the aggregate principal amount of $400,000,000.

     C. AMD's obligations under the Credit Agreement and the Indenture are secured by liens and security interests created by (i) that certain Deed of Trust, Assignment, Security Agreement and Financing Statement ("Deed of Trust") dated as of August 1, 1996 among AMD as grantor, Schroder as grantee and Shelley
W. Austin as trustee, (ii) that certain Security Agreement dated as of August 1, 1996 among AMD and Schroder as collateral agent ("Security Agreement"), and (iii) any related UCC financing statements and security documents or instruments, but excluding the "Intercreditor and Collateral
Agency Agreement" (as defined below) (collectively referred to herein as the "Collateral Documents").

     D. Schroder has agreed to serve as collateral agent as set forth in that certain Intercreditor and Collateral Agency Agreement ("Intercreditor and Collateral Agency Agreement"), of even date herewith, among the Indenture Trustee, the Bank Agent and Schroder, in connection with the extension of credit under the Credit Agreement and the issuance of the Senior Secured Notes under the Indenture on the condition, among others, that AMD shall have entered into this Agreement.

     NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                   AGREEMENT
                                   ---------

     1.  Acknowledgement of Recitals.  The parties hereto acknowledge that the
         ---------------------------
recitals are accurate, true, and correct.

     2.  Fees.
         ----

         2.1  Acceptance Fee.  AMD shall pay to Schroder on August 13, 1996 (the
              --------------
"Closing Date"), a non-refundable acceptance fee as set forth on Exhibit A attached hereto.

         2.2  Collateral Agent's Fee. AMD shall pay to Schroder on the Closing
              ----------------------
Date and on each anniversary of the Closing Date, a non-refundable fee (the "Collateral Agent's Fee") as set forth on Exhibit A attached hereto. The Collateral Agent's Fee is payable from the Closing Date and on each anniversary of the Closing Date thereafter until such time as Schroder has no obligations under the Collateral Documents, the Intercreditor and Collateral Agency Agreement or any other document executed in connection with any of the foregoing.

         2.3  Activity Fees. AMD shall pay to Schroder within thirty (30) days
              -------------
of receipt of an invoice from Schroder, the administrative and other fees reasonably charged by Schroder for services rendered (including, but not limited to, wire transfer fees, check processing fees, investment transaction fees, collateral release/exchange fees, NSF check fees and check issuance fees), all as more fully set forth on Exhibit A attached hereto.

          2.4  Payment of Fees. AMD agrees to pay the fees set forth in this
               ---------------
Section 2 and any other fees as hereafter agreed between AMD and Schroder, as and when due, without any reduction for offset, deduction, recoupment, or counterclaim.

         2.5  Fees Cumulative.  All fees payable under this Agreement shall be
              ---------------
cumulative and fully earned on the date of payment.

     3.  Reimbursement of Expenses.  On the 28th day of each calendar month, or
         -------------------------
more or less frequently as Schroder may determine in its absolute discretion, Schroder shall send to AMD an invoice for Schroder's reimbursable expenses ("Reimbursable Expenses") including, but not limited to, all costs or out-of-pocket expenses (including all reasonable fees and disbursements of any law firm or other external counsel, or other professional advisors or consultants employed by Schroder, the allocated costs of internal counsel and all disbursements of internal counsel) incurred by Schroder in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, the Intercreditor and Collateral Agency Agreement, any of the Collateral Documents, or any document related thereto or hereto. AMD agrees to pay all Reimbursable Expenses as set forth in this Section 3 within thirty (30) days of receipt of Schroder's invoice for such Reimbursable Expenses, without any reduction for offset, deduction, recoupment, or counterclaim.

     4.  Indemnification of Schroder.
         ---------------------------

     AMD assumes liability for, and agrees absolutely and unconditionally to indemnify, protect, save and keep harmless Schroder and its officers, directors, employees, successors, assigns, agents and servants from and against, any and all claims, liabilities, obligations, losses, damages, penalties, actions, judgments, suits, legal proceedings and cases, costs and expenses that may be imposed on, incurred by, or asserted against, at any time, Schroder and in any way relating to or arising out of the execution and delivery and performance of this Agreement, the Intercreditor and Collateral Agency Agreement or the exercise of remedies or taking of any other action under the Collateral Documents, including any and all Environmental Matters and other Indemnified Matters (each as defined in the Deed of Trust), the purchase or sale of Permitted Investments (as defined in the Intercreditor and Collateral Agency Agreement), the retention of cash and Permitted Investments or the proceeds thereof and any payment, transfer or other application of cash or Permitted Investments in accordance with the provisions of the Intercreditor and Collateral Agency Agreement, or as may arise by reason of any act, omission or error of Schroder in its capacity as collateral agent made in the conduct of its duties or upon advice of legal counsel; except that AMD shall not be required to indemnify, protect, save and keep harmless Schroder against matters arising directly from its own gross negligence or willful misconduct. Schroder shall use commercially reasonable efforts to provide notice to AMD of any event reasonably likely to give rise to a claim for indemnification under this
Section 4 promptly upon learning of such event; provided, that the failure of
                                        --------
Schroder to provide any such notice, or to provide any such notice after the time specified, shall not (i) reduce or affect in any way Schroder's right to indemnity under this Section 4, or (ii) create any liability whatsoever to Schroder or any defense whatsoever by AMD under this Agreement. The indemnities contained in this Section 4 shall survive the termination of this Agreement, the Intercreditor and Collateral Agency Agreement and the Collateral Documents, and shall survive any foreclosure on other enforcement of rights and remedies under the Collateral Documents.

     5.  Miscellaneous.
         -------------

         5.1  Costs and Expenses.  In addition to the other obligations set
              ------------------
forth in this Agreement, AMD agrees that it will, upon demand therefor, reimburse Schroder for all costs and expenses (including, without limitation, reasonable attorneys' fees) incurred by Schroder in connection with the preparation and negotiation of this Agreement and the Collateral Documents and the collection of any amount due from AMD hereunder or in any action or proceeding brought by Schroder to enforce the obligations of AMD hereunder.

         5.2  Separate Obligations.  The obligations and liabilities of AMD to
              --------------------
Schroder under this Agreement are in addition to the obligations and liabilities of AMD to Schroder under the Collateral Documents. The discharge of AMD's obligations and liabilities to Schroder under the Collateral Documents or by reason of operation of law or otherwise shall in no event or under any circumstance constitute or be deemed to constitute a discharge, in whole or in part, of AMD's obligations and liabilities to Schroder under this Agreement. Conversely, the discharge of AMD's obligations and liabilities to Schroder under this Agreement by reason of operation of law or otherwise shall in no event or under any circumstance constitute or be deemed to constitute a discharge, in whole or in part, of AMD's obligations and liabilities to Schroder under any of the Collateral Documents. Notwithstanding anything in the immediately preceding sentences to the contrary, Schroder shall be limited to a single recovery on any claim arising both under this Agreement and under any of the Collateral Documents.

         5.3  Successors and Assigns. Each reference herein to Schroder shall be
              ----------------------
deemed to include its successors and assigns (including any successor collateral agent appointed pursuant to the terms of the Intercreditor and Collateral Agency Agreement and any successor organization to Schroder in its individual capacity), in whose favor the provisions of this Agreement shall also inure. Each reference herein to AMD shall be deemed to include the administrators, legal representatives, trustees, beneficiaries, successors and assigns of AMD, all of whom shall be bound by the provisions of this Agreement, provided,
                                                                --------
however, that AMD shall in no event or under any circumstance have the right
- -------
without obtaining the prior written consent of Schroder to assign or transfer its obligations and liabilities under this Agreement (which consent may be withheld by Schroder in its sole and absolute discretion), in whole or in part, to any other person, party or entity; provided, further, however, that nothing
                                      --------  -------  -------
in this Section 5.3 shall prohibit AMD from consolidating or merging with or into any Person (as defined in the Indenture) to the extent not prohibited by
Section 5.01 of the Indenture. Upon the resignation or removal of Schroder as collateral agent and the appointment of a successor collateral agent pursuant to Section 8(c) of the Intercreditor and Collateral Agency Agreement, Schroder shall use reasonable commercial efforts to provide notice of such resignation or removal and appointment to AMD; provided, that the failure
                                                    --------
of Schroder to deliver such notice shall not create any liability whatsoever of Schroder to AMD or any defense whatsoever of AMD to Schroder.

         5.4  Set-Off. In addition to any rights and remedies of Schroder
              -------
provided by law, if AMD fails to pay any amounts owing under this Agreement, Schroder is authorized at any time and from time to time, without prior notice to AMD, any such notice being waived by AMD to the fullest extent permitted by law, to set-off and apply any and all deposits (general, or special, time or demand, provisional or final including, but not limited to, deposits in the "Proceeds Account" established under, and as defined in, the Security Agreement) at any time held by, and other indebtedness at any time owing by, Schroder to or for the credit or for the account of AMD against any and all obligations owing to Schroder under this Agreement, now or hereafter existing, irrespective of whether or not Schroder shall have made demand under this Agreement or any Collateral Document and although such obligations may be contingent or unmatured; provided, that Schroder may only set-off and apply any such deposits
           --------
or indebtedness if and to the extent that any such deposits or indebtedness would be paid or would result in a payment to AMD. Schroder agrees to promptly notify AMD after any such set-off and application; provided, that failure to
                                                   --------
give such notice shall not affect the validity of such set-off and application.

         5.5  No Waiver by Schroder. No delay on the part of Schroder in
              ---------------------
exercising any right or remedy under this Agreement or failure to exercise the same shall operate as a waiver in whole or in part of any such right or remedy. No notice to or demand on AMD shall be deemed to be a waiver of the obligation of AMD or of the right of Schroder to take further action without notice or demand as provided in this Agreement.

         5.6  Modifications in Writing.  This Agreement may only be modified,
              ------------------------
amended, changed or terminated by an agreement in writing signed by Schroder and AMD. No waiver of any term, covenant or provision of this Agreement shall be effective unless given in writing by Schroder and if so given by Schroder shall only be effective in the specific instance in which given.

         5.7  Obligations Absolute. AMD acknowledges that this Agreement and
              --------------------
AMD's obligations under this Agreement are and shall at all times be absolute and unconditional in all respects, and are and shall at all times be valid and enforceable irrespective of any other agreements or circumstances of any nature whatsoever which might otherwise constitute a defense to the obligations of AMD under this Agreement.

         5.8  Integration Clause. This Agreement and the Collateral Documents
              ------------------
set forth the entire agreement and understanding of Schroder and AMD and supersede and replace that certain fee letter agreement among Schroder and AMD dated July 8, 1996. AMD acknowledges that no oral or other agreements, understandings, representations or warranties exist with respect to this Agreement or the Collateral Documents or with respect to the obligations of AMD under this Agreement or the Collateral Documents, except those specifically set forth in this Agreement and the Collateral Documents.

         5.9  Notices. Any notice, demand or other communication which the
              -------
parties hereto may desire or may be required to give to the other party hereto shall be in writing, and shall be deemed given and received, regardless of when and whether received, (a) if by facsimile, upon transmission to the appropriate facsimile number set forth below if the transmission occurs between 8:00 a.m. and 5:00 p.m., New York time, on any Business Day (as defined in the Intercreditor and Collateral Agency Agreement), provided, that any matter
                                                --------
transmitted by facsimile (i) shall be immediately confirmed by a telephone call to the recipient at the number set forth below and (ii) shall be followed promptly by delivery of a hard copy original thereof in the manner specified in either (b), (c) or (d) below, (b) on the day when personally delivered, (c) on the Business Day after the day sent, if sent by overnight courier (such as Federal Express, Air Borne, UPS Next Day Service or DHL), addressed to either party hereto at its address set forth below, or (d) on the third (3rd) business day after being deposited in United States registered or certified mail, postage prepaid, addressed to either party hereto at its address set forth below, or to such other address as either party hereto may have designated to the other party hereto by notice in writing in accordance herewith:

     (a)   If to AMD:

               Advanced Micro Devices, Inc.
               One AMD Place
               P.O. Box 3453
               Sunnyvale, California  94088
               Attention:       Mr. Marvin Burkett
                                Senior Vice President,
                                Chief Financial and Administrative
                                Officer and Treasurer
                                Telephone:     (408) 749-2818
                                Facsimile:     (408) 749-3945

     (b)   If to Schroder:
              IBJ Schroder Bank and Trust Company
              One State Street, 11th Floor
              New York, New York  10004
              Attention:        Mr. Thomas J. Bogert
                                Vice President Corporate Trust
                                Administration
                                Telephone:     (212) 858-2736
                                Facsimile:     (212) 858-2952

Each party to this Agreement may designate a change of address by notice given to the other parties fifteen (15) days prior to the date such change of address is to become effective.

         5.10 Counterparts.  This Agreement may be executed in identical
              ------------
counterpart copies, each of which shall be an original, but all of which shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually executed counterpart of this Agreement. Any Person (as defined in the Intercreditor and Collateral Agency Agreement) delivering this Agreement by facsimile shall send the original manually executed counterpart of this Agreement to Schroder at the address set forth in Section
5.9 above, immediately after such facsimile transmission.

         5.11 Authority.  Each Person executing this Agreement represents
              ---------
and warrants that he or she is lawfully authorized and empowered to execute this Agreement on behalf of the entity on whose behalf such Person is signing, and that upon execution, this Agreement will be binding upon such entity, without any further approval, ratification or other action.

         5.12 Headings.  Section headings used herein are for convenience
              --------
of reference only, are not part of this Agreement and are not to be taken into consideration in interpreting this Agreement.

         5.13 Severability.  The provisions of this Agreement are
              ------------
severable, and if any clause or provision shall be held invalid, illegal or unenforceable in whole or in part by a court of competent jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, and shall not affect any other clause or provision of this Agreement which remaining portions shall be valid and enforceable.

         5.14 Governing Law.  This Agreement is, and shall be deemed to
              -------------
be, a contract entered into under and pursuant to the laws of the State of New York and shall be in all respects governed, construed, applied and enforced in accordance with the laws of the State of New York. No defense given or allowed by the laws of any other state or country shall be interposed in any action or proceeding hereon unless such defense is also given or allowed by the laws of the State of New York.

         5.15 Submission to Jurisdiction.  AMD agrees to submit to
              --------------------------
personal jurisdiction in the State of New York in any action or proceeding arising out of this Agreement and, in furtherance of such agreement, AMD hereby agrees and consents that without limiting other methods of obtaining jurisdiction, personal jurisdiction over AMD in any such action or proceeding may be obtained within or without the jurisdiction of any court located in New York and that any process or notice of motion or other application to any such court in connection with any such action or proceeding may be served upon AMD by registered or certified mail to or by personal service at the last known address of AMD, whether such address be within or without the jurisdiction of any such court.

          IN WITNESS WHEREOF, the parties hereto intending to be legally bound hereby, each have duly executed this Agreement as of the date first written above.

                                 AMD:
                                 ---

                                 ADVANCED MICRO DEVICES, INC.,
                                 a Delaware corporation

                                 By: /s/ Marvin D. Burkett
                                     ------------------------
                                      Marvin D. Burkett, Senior Vice
                                      President, Chief Financial and
                                      Administrative Officer and
                                      Treasurer


                                 SCHRODER:
                                 --------

                                 IBJ SCHRODER BANK & TRUST COMPANY,
                                 a New York banking corporation, as
                                 Collateral Agent


                                 By: /s/ Thomas J. Bogert
                                     -----------------------

                                 Name: Thomas J. Bogert
                                       ---------------------

                                 Title: Vice President
                                        ____________________

                      [SIGNATURES CONTINUED ON NEXT PAGE]

ACKNOWLEDGED AND CONSENTED
to this 12th day of August, 1996

BANK AGENT:
- ----------


BANK OF AMERICA NATIONAL TRUST
AND SAVINGS ASSOCIATION, as
Administrative Agent under the
Credit Agreement


By: /s/ Kevin McMahon
    ------------------------
Name: Kevin McMahon
      ----------------------

Title: Vice President
       ---------------------


INDENTURE TRUSTEE:
- -----------------


UNITED STATES TRUST COMPANY OF
NEW YORK, as Trustee under the
Indenture


By: /s/ Albert J. Edwards
    ------------------------

Name: Albert J. Edwards
      ----------------------

Title: Vice President
       ---------------------

                                   EXHIBIT A
                                   ---------


     A.  Acceptance Fee.
         --------------

         AMD shall pay to Schroder on the Closing Date, a non-refundable acceptance fee in the amount of $6,000.


     B.  Collateral Agent's Fee.
         ----------------------

         AMD shall pay to Schroder on the Closing Date, and on each anniversary of the Closing Date, a non-refundable fee in the amount of $7,500.


     C.  Activity Fee.
         ------------

         AMD shall pay to Schroder within thirty (30) days of receipt of an invoice from Schroder, the administrative and other fees reasonably charged by Schroder for services rendered, including, but not limited to, the fees set forth on page 2 of this Exhibit A.



                             EXHIBIT A PAGE 1 OF 2

                   [LETTERHEAD OF IBJ SCHRODER APPEARS HERE]

                          COLLATERAL AGENCY ACTIVITY

                                 FEE SCHEDULE

                          (To The Extent Applicable)

- --------------------------------------------------------------------------------


For each wire transfer made.......................................... $25.00

For processing checks returned as uncollectible...................... $10.00

For each investment transaction...................................... $50.00
(purchase 'sale' collection)

For each release, exchange, substitution or withdrawal of property.. $200.00

For each check issued and mailed...................................... $5.00

For each Form 1099 or Form 1099-B issued and mailed, including........ $1.00 tape supplied to the IRS

Incidental or Extraordinary Services:

     Charges for services of this nature will be based on an analysis of the work to be provided.

Out of Pocket Expenses:

     The above fees do not include out-of-pocket expenses that may include, but are not limited to, FDIC assessment, if any, postage, stationery, fees and expenses of counsel, telephone, messenger, overtime, insurance, etc.

- --------------------------------------------------------------------------------
                             EXHIBIT A PAGE 2 OF 2